Exhibit 99.1

Allied Capital Announces First Quarter 2003 Financial Results;
Quarterly Dividend of $0.57 Per Share Declared

    WASHINGTON--(BUSINESS WIRE)--April 22, 2003--Allied Capital
Corporation (NYSE: ALD) today announced first quarter 2003 financial results.

    Highlights for Q1 2003

    -- Net investment income was $0.39 per share, or $42.7 million -- Net realized gains were $0.44 per share, or $48.3 million
    -- The total of net investment income and net realized gains was $0.83 per share, or $91.0 million
    -- Net unrealized losses (including the reversal of unrealized gains) were $0.65 per share or $71.1 million
    --  Net income was $0.18 per share, or $19.9 million
    -- Regular quarterly dividend of $0.57 per share paid; second quarter dividend of $0.57 per share declared
    --  Net asset value per share was $14.05 per share
    --  Shareholders' equity increased 3% to $1.59 billion
    --  Debt to equity ratio declined to 0.54 to 1
    --  New investments totaled $269.0 million for the quarter

    Operating Results

    For the three months ended March 31, 2003, Allied Capital reported net investment income of $0.39 per share. Net realized gains were $0.44 per share, and the sum of net investment income and net realized gains was $0.83 per share. Net investment income and net realized gains for the quarter ended March 31, 2002 were $0.62 per share. Net investment income and net realized gains are the primary components of the company's annual taxable income that is used to pay dividends to shareholders.
    Net income for the quarter ended March 31, 2003 was $0.18 per share after recording net unrealized losses of $0.65 per share. Net income for the quarter ended March 31, 2002 was $0.55 per share. Net income can vary substantially from quarter to quarter primarily due to the recognition of realized and unrealized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful. Changes in unrealized appreciation and depreciation have no impact on the company's taxable income.
    Net investment income for the quarter was lower by an estimated $0.02 per share because the company chose to sell certain CMBS bonds in order to realize significant appreciation that had accumulated in these investments. Total net realized gains from the sale of CMBS investments were $24.6 million or $0.22 per share. In addition, the company realized net gains of $23.7 million or $0.22 per share from the exit of private finance portfolio investments.
    Net unrealized losses of $71.1 million or $0.65 per share were the result of the following: the reversal of previously recorded unrealized appreciation on assets that were sold for gains, the reversal of previously recorded appreciation on assets where these assets have declined in value, and other changes in values in the portfolio. In conjunction with the realization of $48.3 million in net gains, the company reversed net unrealized gains of $42.8 million or $0.39 per share. The company recorded additional unrealized losses of $14.0 million or $0.13 per share to reverse previously recorded unrealized gains on portfolio companies where values had declined during the quarter. The company also recorded additional net unrealized losses of $14.3 million or $0.13 per share due to changes in values of other portfolio investments. The sum of these three components of net unrealized losses, $42.8 million, $14.0 million and $14.3 million, totaled $71.1 million for the quarter.
    During the quarter, the company invested a total of $269.0 million. After total repayments of $76.0 million, asset sales of $244.1 million and valuation and other changes during the quarter, total assets were $2.59 billion at March 31, 2003. Shareholders' equity increased 3% to $1.59 billion at March 31, 2003 from $1.55 billion at December 31, 2002. Net asset value per share was $14.05 at March 31, 2003.
    Bill Walton, Chairman and CEO, remarked, "We made good progress in the first quarter towards achieving our 2003 dividend payments to shareholders. The early gains harvest of $0.44 per share combined with our net investment income positions the company to continue our record of consistent regular quarterly dividends. The economy continues to be weak, and we have seen weakness in certain portfolio companies. However, there also continues to be strong appreciation in the portfolio, and overall we are weathering this difficult recession well. Cash flow from the portfolio remains strong, our leverage is very modest, and we are well positioned to invest as the pace of buyout activity increases throughout the year."

    Portfolio Activity for Q1 2003

    New private finance investments totaled $110.1 million and commercial real estate investments totaled $158.9 million for the quarter. At March 31, 2003, the overall weighted average yield on the interest-bearing portfolio was 14.0%, which was unchanged from December 31, 2002.

    Private Finance

    The private finance portfolio totaled $1.74 billion at March 31, 2003. The debt portion of this portfolio, which totaled $1.10 billion at March 31, 2003, had a weighted average yield of 14.0% as compared to 14.4% at December 31, 2002. During the first quarter of 2003, Allied Capital invested a total of $110.1 million in its private finance business. Significant private finance investments during the first quarter of 2003 included:

    -- $25 million in a short-term line of credit and $25 million of preferred equity to Business Loan Express, LLC, the country's second largest lender specializing in originating, selling, and servicing loans under the SBA's Section 7(a) Guaranteed Loan Program, in connection with BLX's acquisition of $128 million in assets from Amresco Independence Funding;

    -- $30 million of senior secured debt to Resun Leasing, Inc., a provider of modular space solutions;

    -- $10 million of senior secured debt with warrants to HealthMarket Inc., a provider of health plan alternatives for small and mid-sized businesses; and

    -- $5 million of subordinated debt and $1 million of preferred and common stock to Sidarus Holdings, Inc., a provider of information technology services and solutions to the U.S. government in key areas of homeland security and national defense.

    CMBS Investing

    At March 31, 2003, the company's CMBS and CDO portfolio totaled $498.5 million, and had a weighted average yield to maturity of 15.4%, as compared to 14.4% at December 31, 2002. The company invested a total of $40.8 million in two new CMBS transactions, and $118.1 million in a CDO transaction during the first quarter of 2003. Because the company generally acquires its CMBS investments at significant discounts from the face amounts of the bonds, the unamortized discount on the CMBS bond portfolio totaled $518.0 million at March 31, 2003.
    During the first quarter of 2003, the company sold BB+ through B rated CMBS bonds with a cost basis of $244.1 million for cash proceeds of $275.1 million, resulting in realized gains of $24.6 million, net of realized losses on related hedges of $6.4 million. The company sold the bonds with an overall yield of 11.9%, in order to realize the significant appreciated value that had accumulated in these investments due to declining Treasury yields and narrowing spreads in the CMBS market. In addition, the company chose to sell the bonds in order to reinvest the capital into higher yielding assets. The sale of these bonds lowered the level of recurring net investment income in the first quarter by an estimated $0.02 per share.

    Liquidity and Capital Resources

    During the quarter ended March 31, 2003, Allied Capital raised a total of $82.4 million in new equity in two transactions. Outstanding borrowings on the company's unsecured revolving line of credit at March 31, 2003 were $61.8 million. Subsequent to quarter-end, the company renewed the revolving credit facility for an additional two years, with the option to extend for a third year. The committed amount under the new facility is $462.5 million.
    At March 31, 2003, the company had a weighted average cost of debt of 7.6%. The company's regulatory asset coverage was 307% and the ratio of debt to equity was 0.54 to 1. The company is required to maintain regulatory asset coverage of at least 200%.

    Portfolio Quality

    Allied Capital employs a grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected and the investment is written down to net realizable value.
    At March 31, 2003, the portfolio of Grade 1 investments totaled $762.2 million, or 32.1% of the total portfolio at value; Grade 2 investments totaled $1.35 billion, or 56.6% of the total portfolio; Grade 3 investments totaled $133.3 million, or 5.6% of the total portfolio; Grade 4 investments totaled $23.1 million, or 1.0% of the total portfolio; and Grade 5 investments totaled $112.0 million, or 4.7% of the total portfolio. Included in Grade 4 and 5 investments are assets totaling $27.2 million that are secured by commercial real estate. During the quarter the total portfolio declined by $111.2 million in size, yet portfolio grade categories remained relatively constant.
    For the total investment portfolio, loans and debt securities greater than 90 days past due were $99.6 million at value at March 31, 2003, or 4.2% of the total portfolio. Included in this category are loans and debt securities valued at $36.2 million that are secured by commercial real estate. At March 31, 2003, 0.93% of the loans in the underlying collateral pool for the CMBS bonds was over 30 days delinquent or was classified as real estate owned.

    Quarterly Dividend of $0.57 Per Share Declared

    As previously released on April 17, 2003, the company declared a regular quarterly dividend of $0.57 per share for the second quarter of 2003. This dividend represents the company's 159th consecutive quarterly dividend. The dividend is payable as follows:

         Record date                    June 13, 2003
         Payable date                   June 27, 2003

    The company's dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differs from book income due to both temporary and permanent differences in income and expense recognition. Changes in unrealized appreciation and depreciation have no impact on the company's taxable income.

    Webcast/ Conference Call at 10:15 a.m. EST on April 22, 2003

    The company will host a webcast/ conference call at 10:15 a.m.
(EST) today to discuss first quarter financial results. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call; please reference the passcode "Allied Capital." International callers should dial (706) 645-0106. An archived replay of the event will be available on our web site by calling (800) 642-1687 and referencing passcode "9440173". International callers, please dial (706) 645-9291 to access the replay. For complete information about the webcast/ conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

    About Allied Capital

    Allied Capital is the nation's largest business development company and provides long-term debt and equity investment capital to support the expansion of companies in a variety of industries. The company also participates in the real estate capital markets as an investor in non-investment grade commercial mortgage-backed securities. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com, call Allied Capital Investor Relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

    Forward-looking Statements

    The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company's periodic filings with the Securities and Exchange Commission.

(in thousands, except per share        At March 31,   At December 31,
 amounts)                                  2003             2002
                                    ----------------------------------
                                        (unaudited)
ASSETS
Portfolio at value:
 Private finance                          $1,742,084       $1,743,215
 Commercial real estate finance              634,853          744,952
                                    ----------------------------------
        Total portfolio at value           2,376,937        2,488,167

Other assets                                 106,031          100,221
Deposits of proceeds from sales of
 borrowed Treasury    securities              99,425          194,745
Cash and cash equivalents                      8,104           11,186
                                    ----------------------------------

              Total assets                $2,590,497       $2,794,319
                                    ==================================

LIABILITIES and SHAREHOLDERS' EQUITY
Liabilities:
 Debt                                       $855,950         $998,450
 Obligations to replenish borrowed
  Treasury      securities                   100,339          197,027
 Accounts payable and other
  liabilities                                 38,915           45,771
                                    ----------------------------------
        Total liabilities                    995,204        1,241,248

Preferred stock                                7,000            7,000

Shareholders' Equity:
 Common stock                                     11               11
 Additional paid-in-capital                1,631,745        1,547,183
 Notes receivable from sale of
  common stock                               (23,890)         (24,704)
 Net unrealized appreciation
  (depreciation) on portfolio                (31,725)          39,411
 Undistributed (distributions in
  excess of) earnings                         12,152          (15,830)
                                    ----------------------------------
        Total shareholders' equity         1,588,293        1,546,071
                                    ----------------------------------

        Total liabilities and
         shareholders' equity             $2,590,497       $2,794,319
                                    ==================================


Net asset value per common share              $14.05           $14.22

Common shares outstanding                    113,056          108,698


                                                For the Three Months
                                                   Ended March 31
                                              ------------------------
(In thousands, except per share amounts)            (unaudited)

Interest and Related Portfolio Income:             2003        2002
                                              ------------------------
     Interest and dividends                       $65,521     $64,973
     Premiums from loan dispositions                1,121       1,613
     Fees and other income                          6,488      15,805
                                              ------------------------
         Total interest and related portfolio
          income                                   73,130      82,391
                                              ------------------------
Expenses:
     Interest                                      17,922      17,469
     Employee                                       8,121       8,035
     Administrative                                 4,417       3,018
                                              ------------------------
         Total operating expenses                  30,460      28,522
                                              ------------------------

Net investment income before net realized and
unrealized gains                                   42,670      53,869

Net Realized and Unrealized Gains (Losses):
    Net realized gains                             48,339       9,605
    Net unrealized losses                         (71,136)     (7,513)
                                              ------------------------
         Total net realized and unrealized
          gains (losses)                          (22,797)      2,092
                                              ------------------------


Net income                                        $19,873     $55,961
                                              ========================

Diluted net investment income per common share      $0.39       $0.53

Diluted earnings per common share                   $0.18       $0.55

Weighted average common shares outstanding --
 diluted                                          110,098     102,364

    CONTACT: Allied Capital, Washington
             Suzanne Sparrow, 202/973-6326